CERTIFICATE OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                     ULTIMATE SECURITY SYSTEMS CORPORATION,
                              a Nevada corporation
                                                   FILED #C12839-94
                                                     DEC 20 2000
                                                   IN THE STATE OF
                                                   (unintelligible)
                                             (unintelligible Secretary Of State)

         Pursuant to the provisions of the Nevada Revised Statutes, Ultimate Security Systems Corporation, a Nevada corporation, adopts the following amendment to its Articles of Incorporation.

         1. The undersigned hereby certifies that on the 9th day of September, 2000, a Special Meeting of the Board of Directors was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolution was duly adopted by the Board of Directors:

        BE IT RESOLVED, that the Secretary of the corporation is hereby ordered and directed to obtain at least a majority of the voting power of the outstanding stock of the corporation for the following purpose:

        To amend Article Fourth to provide that the authorized common stock be increased from twenty million (20,000,000) common shares with a par value of $.01 to fifty million (50,000,000) shares with a par value of $.01 and the preferred stock of the corporation be changed from five million (5,000,000) shares with a $.01 par value to six million (6,000,000) shares of preferred stock with a $.01 par value.

         2. Pursuant to the provisions of the Nevada Revised Statutes, a majority of the stockholders holding issued and outstanding shares of the corporation entitled to vote gave their written consent to the adoption of the Amendment to Article Fourth of the Articles of Incorporation as follows:

        ARTICLE FOURTH. That the total number of stock authorized that may be issued by the Corporation is FIFTY SIX MILLION (56,000,000) shares of stock with a $.01 par value. There shall be two classes of stock authorized, of the said shares, FIFTY MILLION (50,000,000) shall be designated as common shares and SIX MILLION (6,000,000) shall be designated as preferred shares. Said shares may be issued by the Corporation from time to time for such consideration as may be fixed from time to time by the Corporation's Board of Directors.




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         In witness whereof, the undersigned being the President and Secretary of Ultimate Security Systems Corporation, a Nevada corporation, hereunto affix their signatures this 30th day of November, 2000.

Ultimate Security Systems Corporation


By: /s/ unintelligible                          By: /s/  unintelligible
------------------------------                 --------------------------------
Its:     Secretary                             Its:     President



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